UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

    Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 2, 2014

To our Stockholders:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders on Tuesday, May 13, 2014 at 10:00 a.m. (ET). This year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend our 2014 Annual Meeting of Stockholders, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ntri. Be sure to have your 12-Digit Control Number to join the meeting.

During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2013 Annual Report.

Your vote is extremely important.

You may vote by telephone, the internet or mail, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2014

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held via live webcast at www.virtualshareholdermeeting.com/ntri on Tuesday, May 13, 2014 at 10:00 a.m. (ET). Be sure to have your 12-Digit Control Number to join the meeting. At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Ratify KPMG LLP as our independent registered public accounting firm;

3.	Approve our Named Executive Officers’ compensation; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

Our Board of Directors has fixed the close of business on March 17, 2014 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone, internet or mail by following the instructions printed on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Ralph J. Mauro

Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 2, 2014

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2013 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about April 9, 2014, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live webcast at www.virtualshareholdermeeting.com/ntri on Tuesday, May 13, 2014 at 10:00 a.m. (ET), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 17, 2014 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 13, 2014:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

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General Information About the Annual Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for May 13, 2014, commencing at 10:00 a.m. (ET) via live webcast at www.virtualshareholdermeeting.com/ntri. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about April 9, 2014.

What will stockholders be voting on?

1.	To elect our Board;

2.	To ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve the compensation of our Named Executive Officers identified herein; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, March 17, 2014, may vote at the Annual Meeting. There were 28,693,989 shares of our common stock outstanding on March 17, 2014. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting Online—Any stockholder can attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/ntri. The live webcast starts at 10:00 a.m. (ET). Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. Please have your 12-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ntri. Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 on the day before the Annual Meeting and the day of the Annual Meeting.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting at the Annual Meeting online.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Dawn M. Zier, our President and Chief Executive Officer, and Ralph J. Mauro, our Senior Vice President, General Counsel and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting online, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the eight director nominees named in Proposal 1, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 as set forth in Proposal 2, and “FOR” the approval of our Named Executive Officers’ compensation as set forth in Proposal 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the 28,693,989 shares of common stock outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3—Ratification of Independent Registered Public Accounting Firm and Advisory Vote to Approve Named Executive Officers’ Compensation,—For Proposals 2 and 3, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2013 and audited our financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2013. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2014. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our Investor Relations Department at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, ir@nutrisystem.com or 610-228-2110.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at the address listed above.

When are stockholder proposals and director nominations for our 2015 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2015 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 10, 2014. If, however, the date of our 2015 Annual Meeting of Stockholders will be on or before April 13, 2015 or on or after June 12, 2015, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2015 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2015 Annual Meeting:

•	after January 13, 2015, but before February 12, 2015; or

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if the 2015 Annual Meeting will be held before April 18, 2015 or after June 7, 2015, then no later than the close of business on the tenth day following the date on which notice of the date of the 2015 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2015 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at eight. The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2015 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Brian P. Tierney, Andrea M. Weiss, Stephen T. Zarrilli and Dawn M. Zier.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as a director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are submitting our selection of an independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers identified in this Proxy Statement. Because we value the input of our stockholders, we have decided to conduct these advisory votes on an annual basis.

As we have previously disclosed, the Compensation Committee substantially overhauled the Company’s compensation structure in 2011 and 2012. The key principles that guided those changes included the following:

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Total direct compensation, or TDC (the sum of an executive’s base salary, target annual bonus and grant date fair value of annual equity awards), for each of our Named Executive Officers should approximate the 50th percentile of benchmark data.

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To ensure appropriate linkage between corporate performance and executive compensation, variable pay elements (i.e., performance-based restricted stock units (“PRSUs”), stock options and target annual bonuses) should constitute at least 50% of each Named Executive Officer’s TDC.

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The retention of an expert independent compensation consultant is advisable to enable the Compensation Committee to identify a suitable peer group, to benchmark pay and to otherwise make effective and informed compensation decisions.

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The maintenance of reasonable stock ownership guidelines and anti-hedging and compensation clawback policies is recommended to avoid compensation-related risks and align management and stockholder interests.

•	Reasonable severance commitments are appropriate to recruit and retain talented executives, but should not include “single-trigger” cash severance rights or golden parachute tax gross-ups.

During 2012 and 2013, a completely new slate of Named Executive Officers was hired to lead the Company. In negotiating initial compensation arrangements with those new executives, and in determining their on-going compensation in 2013, the Compensation Committee adhered to the above-stated principles. We believe that these new arrangements are a material factor in the Company’s improved performance in recent periods.

Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our Named Executive Officers.

Our Board unanimously recommends a vote “FOR” Proposal 3.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below. Five of our current Board members (i.e., Messrs. Guyardo, Hagan and Herratti and Mses. Weiss and Zier) were elected to our Board in 2012 or 2013. Messrs. Bernstock, Tierney and Zarrilli have each been members of our Board since 2005, 2003 and 2003, respectively. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 63, has served on our Board since December 2005. Since July 2010, Mr. Bernstock has been self-employed as an independent consultant for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. (NASDAQ: PTRY) from October 2005 until March 2014, and he also serves as a director of a number of private companies.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Paul Guyardo, 52, has served on our Board since June 2012. Since April 2012, Mr. Guyardo has been the Executive Vice President, Chief Revenue and Marketing Officer for DIRECTV, the nation’s leading satellite television service. From 2005 to April 2012, Mr. Guyardo served as Executive Vice President and Chief Marketing Officer for DIRECTV. Prior to joining DIRECTV, Mr. Guyardo served in a range of positions in marketing, consumer services, and product management with Kmart Corporation (2004 to 2005), Home Shopping Network (1996 to 2004), AT&T (1994 to 1996), and Johnson & Johnson (1991 to 1994). He started his career in the advertising industry representing consumer brands such as Noxzema, Procter & Gamble, and Frito Lay.

Our Board believes that Mr. Guyardo is qualified to serve on our Board based on his experiencing serving in a diverse range of positions in marketing, consumer services, and product management with some of the most recognizable consumer brands.

Michael J. Hagan, 51, has served on our Board since February 2012 and has been Chairman of the Board since April 2012. Mr. Hagan previously served as the Company’s Chairman and Chief Executive Officer from December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our Lead Independent Director from February 2012 to April 2012. Since June 2013, Mr. Hagan has been the President of LifeShield, Inc., a national, wireless home security system provider, and a subsidiary of DIRECTV. LifeShield was acquired by DIRECTV in June 2013. Prior to that, from December 2009 to May 2013, Mr. Hagan served as Chief Executive Officer, President and Chairman of LifeShield. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created industry marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of Internet Capital Group, Inc. (NASDAQ: ICGE) since June 2007 and Franklin Square Investment Corp. since April 2011.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Jay Herratti, 47, has served on our Board since April 2013. Mr. Herratti has been the Principal of Jay Herratti Ventures since June 2013 where he is an investor and advisor to early-stage ventures with disruptive business models. From September 2004 to May 2012, Mr. Herratti held various positions with IAC/InterActiveCorp., or IAC, including as the Chief Executive Officer of CityGrid Media, LLC, or CityGrid Media an online media company that connects web and mobile publishers with local advertisers, from April 2007 to April 2012. CityGrid Media owns and operates leading consumer websites Urbanspoon, Citysearch and InsiderPages, as well as CityGrid, a local content and advertising network. From September 2004 to April 2007, Mr. Herratti served in several positions while at IAC, including SVP Strategic Planning, Chief Executive Officer of Evite, Interim Chief Executive Officer of IAC Advertising Solutions, and SVP Strategy for Home Shopping Network. Prior to joining IAC, Mr. Herratti held the position of SVP e-Business Strategy and Development for Federated Department Stores and, prior to that, he held senior positions with The Boston Consulting Group and GE Capital. He currently serves as a member of the Board of Directors of Constant Contact, Inc. (NASDAQ: CTCT). Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

Our Board believes Mr. Herratti is qualified to serve on our Board based on his extensive experience in digital and internet-based businesses.

Brian P. Tierney, 57, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Since September 2010, Mr. Tierney has also served as the Chief Executive Officer of Brian Communications, a strategic communications firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney currently serves on the board of directors of Republic First Bancorp. Inc. (NASDAQ: FRBK). Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Andrea M. Weiss, 58, has served on our Board since March 2013. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting firm specializing in retail and consumer brands, and has served as its President and Chief Executive Officer since its formation in October

2002. In January 2014, Ms. Weiss also co-founded and is currently the Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc., which provides consulting services with respect to omni-channel retailing. She has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. Ms. Weiss currently serves on the board of directors of The Pep Boys—Manny, Moe & Jack (NYSE: PBY), Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) and Chico’s FAS, Inc. (NYSE: CHS). Previously, Ms. Weiss served on the boards of directors of Grupo Cortefiel from 2006 to 2007, GSI Commerce, Inc. from 2006 to 2011, eDiets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005.

Our Board believes that Ms. Weiss is qualified to serve on our Board based on her extensive corporate background in marketing and brand development, specifically in the diet industry, and her public company board experience.

Stephen T. Zarrilli, 52, has served on our Board since December 2003. Since November 2012, Mr. Zarrilli has been President and Chief Executive Officer and a member of the board of directors of Safeguard Scientifics, Inc. (NYSE: SFE), a public company that provides growth capital for entrepreneurial and innovative health care and technology companies. Prior to his promotion to Chief Executive Officer, Mr. Zarrilli served as the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc. since June 2008. From January 2005 until June 2008, Mr. Zarrilli served as co-founder and Managing Partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm. From December 2006 to June 2007, Mr. Zarrilli also served on an interim basis as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. Previously, Mr. Zarrilli was the Chief Financial Officer of Fiberlink Communications Corp., a software and services enterprise, from August 2001 to December 2004. Within the past five years, Mr. Zarrilli served as a director of Clarient, Inc., a publicly- traded company (which was sold to General Electric in December 2010). Mr. Zarrilli also serves as a director of several private companies.

Our Board believes that Mr. Zarrilli is qualified to serve on our Board based on his extensive management leadership experience and public and private company board experience, as well as his extensive financial and accounting expertise in connection with his current and past services as the chief financial officer of public companies.

Dawn M. Zier, 49, has served as our President and Chief Executive Officer and as a member of our Board since November 2012. Before joining us, Ms. Zier served as the President of International at RDA Holding Co., the holding company and parent of The Reader’s Digest Association, Inc., a global media and direct marketing company (the “Reader’s Digest Association”), since April 2011 and as an Executive Vice President of the Reader’s Digest Association since February 2011. From October 2009 to February 2011, Ms. Zier served as President, Europe of the Reader’s Digest Association. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader’s Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader’s Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader’s Digest Association. Ms. Zier also served on the Direct Marketing Education Foundation’s Board of Trustees from 2010 to 2012 and on the Direct Marketing Association’s Board of Directors since 2008, and also as its Secretary since October 2012. From 2005 to 2009 she chaired the Magazine’s Director’s Advisory Committee for the Audit Bureau of Circulations.

Our Board believes that Ms. Zier is qualified to serve on our Board based on her extensive management leadership experience, which has provided Ms. Zier with significant knowledge of sound corporate governance practices, as well as her intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on 5 occasions during the year ended December 31, 2013. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each then current director attended at least 75% of all Board and applicable committee meetings during 2013. Directors are encouraged to attend the annual stockholders meeting. Directors Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Brian P. Tierney, Andrea M. Weiss, Stephen T. Zarrilli, and Dawn M. Zier attended our 2013 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of eight members, seven of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market LLC, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Brian P. Tierney, Andrea M. Weiss and Stephen T. Zarrilli.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In April 2012, the Board named Mr. Hagan as Chairman. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate. This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one director to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these routine reports. In addition, we had an outside advisor provide a summary risk assessment to management in 2012. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2013, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)		Total ($)
Robert F. Bernstock	47,500	64,998		112,498
Michael F. Devine, III (3)	11,250	—		11,250
Paul Guyardo	40,000	64,998		104,998
Michael J. Hagan	65,000	64,998		129,998
Jay Herratti	30,234	164,999	(4)	195,233
Warren V. (Pete) Musser (5)	19,409	—		19,409
Brian P. Tierney	45,000	64,998		109,998
Andrea M. Weiss	37,250	164,997	(6)	202,247
Stephen T. Zarrilli	65,000	64,998		129,998

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 7,230 shares of fully vested common stock on June 5, 2013 (and with respect to the initial grants made with respect to (a) Mr. Herratti, 13,423 shares of time-vested stock granted on April 19, 2013 and (b) Ms. Weiss 12,195 shares of time-vested stock granted on March 4, 2013). These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123(R)) (“FASB ASC 718”).
(2)	Paul Guyardo held 6,284 shares of unvested restricted stock on December 31, 2013. Michael J. Hagan held 5,859 shares of unvested restricted stock on December 31, 2013. Jay Herratti held 13,423 shares of unvested restricted stock on December 31, 2013. Andrea M. Weiss held 12,195 shares of unvested restricted stock on December 31, 2013.
(3)	On March 3, 2013, Michael F. Devine, III resigned from his position on our Board.
(4)	Jay Herratti received 13,423 shares of unvested restricted stock on April 19, 2013 upon his election to the Board of Directors; such shares vest in three equal, annual installments commencing on the first anniversary of the grant date.
(5)	On June 5, 2013, Warren V. (Pete) Musser resigned from his position on our Board.
(6)	Andrea M. Weiss received 12,195 shares of unvested restricted stock on March 4, 2013 upon her election to the Board of Directors; such shares vest in three equal, annual installments commencing on the first anniversary of the grant date.

Employee directors do not receive any additional compensation for their service as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. That policy provides that, upon initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in three equal installments on the first three anniversaries of the date of grant, subject in each case to the director’s continued service to us through the applicable vesting date. The number of restricted shares subject to each such award is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number.

Non-employee directors also receive an annual retainer grant of common stock with a value of $65,000. These shares are fully vested on the date of grant, but may not be transferred until the first anniversary of the date of grant. The number of shares subject to each such grant is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2014, non-employee directors will receive this grant on the date of the 2014 Annual Meeting of Stockholders.

Each non-employee director also receives an annual cash retainer of $35,000. Additional fees are paid for committee service, as described below. Our Non-Executive Chairman receives an additional retainer of $30,000 per year. The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive additional annual retainers of $20,000, $10,000 and $7,500, respectively. Non-chair members of the Audit Committee receive an additional annual cash retainer of $10,000. Non-chair members of committees other than the Audit Committee receive additional annual cash retainers of $5,000.

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our non-employee directors if those sales would cause such director’s stock holdings to fall below three times the director’s annual base cash retainer. Similar guidelines apply to our Named Executive Officers (but with ownership thresholds adapted to their positions) and are discussed further below in the Compensation Discussion and Analysis, under the heading “Stock Ownership Guidelines.”

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Stephen T. Zarrilli (Chairman), Jay Herratti and Andrea M. Weiss. In the opinion of the Board, all the members of the Committee meet the NASDAQ and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Zarrilli that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.”

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met 7 times in 2013.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Brian P. Tierney (Chairman), Robert F. Bernstock and Stephen T. Zarrilli.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s Named Executive Officers. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Compensation Committee also advises and makes recommendations to the Board on non-management director compensation. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In addition, the Compensation Committee may, on occasion, approve a pool of equity grants and delegate the authority to the Chief Executive Officer to issue such awards to employees and consultants. The Compensation Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Compensation Committee meet the NASDAQ independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met 10 times in 2013.

Compensation Committee Interlocks and Insider Participation. During 2013 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Robert F. Bernstock (Chairman), Paul Guyardo and Stephen T. Zarrilli. The Nominating and Corporate Governance Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, the Nominating and Corporate Governance Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. While the Nominating and Corporate Governance Committee does not have a formal diversity “policy,” the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including our Chief Executive Officer. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our

Board. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met 4 times in 2013.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every director and employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee engaged in a substantial overhaul of the Company’s compensation structure in 2011 and 2012. As discussed in detail in the Proxy Statements for our 2012 and 2013 Annual Meetings, the key principles that guided those changes included the following:

•

TDC is the sum of an executive’s base salary, target annual bonus and grant date fair value of annual equity awards for each of our Named Executive Officers. 2013 TDC is illustrated below for each of our currently employed Named Executive Officers:

2013 TDC (in Dollars)

•

To ensure appropriate linkage between corporate performance and executive compensation, variable pay elements (i.e., PRSUs, stock options and target annual bonuses) should constitute at least 50% of each Named Executive Officer’s TDC. The predominance of variable pay elements in each of our currently employed Named Executive Officers’ 2013 TDC is illustrated below:

Elements of 2013 TDC as a Percentage

•

For 2013, the Compensation Committee targeted TDC for each of our Named Executive Officers at approximately the 50th percentile of benchmark data and determined that PRSUs should constitute 50% of their respective annual equity awards.

•

The retention of an expert independent compensation consultant is advisable to enable the Compensation Committee to identify a suitable peer group, to benchmark pay and to otherwise make effective and informed compensation decisions.

•

The maintenance of reasonable stock ownership guidelines and anti-hedging and compensation clawback policies is recommended to avoid compensation-related risks and align management and stockholder interests.

•	Reasonable severance commitments are appropriate to recruit and retain talented executives, but should not include “single-trigger” cash severance rights or golden parachute tax gross-ups.

During 2012 and 2013, a completely new slate of Named Executive Officers was hired to lead the Company. In negotiating initial compensation arrangements with those new executives, and in determining their on-going compensation in 2013, the Compensation Committee adhered to the above-stated principles.

Named Executive Officers

This compensation discussion and analysis provides an overview of the compensation paid for 2013 to the following current or former executive officers, who we refer to herein as our Named Executive Officers:

•	our President and Chief Executive Officer, Dawn M. Zier;

•	our Executive Vice President and Chief Marketing Officer, Keira Krausz;

•	our Executive Vice President and Chief Financial Officer, Michael P. Monahan;

•	our former Executive Vice President and Chief Financial Officer, David D. Clark (Mr. Clark’s employment with us ceased on April 1, 2013); and

•	our former Executive Vice President and Chief Marketing Officer, Michael R. Amburgey (Mr. Amburgey’s employment with us ceased on March 6, 2013).

Consideration of the Most Recent Stockholder Advisory Votes on Executive Compensation

In determining executive compensation for 2013, our Compensation Committee considered that more than 94% of all votes cast at our 2013 Annual Meeting voted in favor of our redesigned executive compensation program. This vote represented a substantial increase from the 66% of votes cast in favor of our executive compensation at our 2012 Annual Meeting. The Compensation Committee interprets the overwhelmingly favorable 2013 vote and the robust increase in stockholders favoring our compensation program as an endorsement of the changes the Compensation Committee made over the last few years. Accordingly, while the Compensation Committee will continue to review and refine our compensation practices to seek to ensure that they remain prudent and effective, the Compensation Committee concluded that no material changes were appropriate or necessary in determining executive compensation for 2013.

Overview of Our Compensation Practices

Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of good corporate governance. The material elements of our current executive compensation practices can be understood by reviewing the following list of what we do and do not do:

What we do:

•

retain a nationally recognized, independent compensation consultant to develop an appropriate compensation peer group and benchmark data, to help our Compensation Committee select appropriate performance measures and goals and to advise our Compensation Committee regarding evolving compensation best practices;

•	maintain both short and long-term incentive programs with distinct performance measures;

•	use variable pay elements (PRSUs, stock options and annual bonuses) to compose the majority of TDC;

•	require PRSUs to constitute 50% of the annual equity awards of our Named Executive Officers;

•	require compliance with our stock ownership guidelines to ensure executive officers’ and directors’ financial interests are closely aligned with the long-term financial interests of stockholders;

•	mitigate compensation related risks by maintaining clawback and anti-hedging policies; and

•	require our Named Executive Officers to enter into reasonable non-competition and non-solicitation covenants.

What we do not do:

•	provide golden parachute excise tax or other tax gross-ups;

•	provide material perquisites;

•	include “single-trigger” change in control vesting in annual equity awards;

•	provide “single-trigger” change in control cash severance rights;

•	pay dividends on unearned PRSUs; or

•	reprice stock options without stockholder approval.

Role of Consultants

The Compensation Committee continued to engage Mercer in 2013 to assist in the evaluation of executive officer compensation programs. Mercer was paid $41,000 for executive compensation consulting services to the Compensation Committee in 2013. The scope of Mercer’s engagement by the Compensation Committee in 2013 was to update the Company’s peer group, provide a competitive assessment of executive compensation, and review recommendations with and decisions made by the Compensation Committee. Mercer performed these services solely on behalf of the Compensation Committee and has continued to advise the Compensation Committee in 2014.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Marsh Inc., a separate and independent operating subsidy of MMC, was also engaged in 2013 by management to perform various insurance brokerage and related services for us, unrelated to executive compensation. For these services, we paid Marsh Inc. $173,926 in 2013. The Compensation Committee did not specifically approve or otherwise participate in the selection of Marsh Inc. as our insurance broker.

Because of the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant at Mercer is objective and is not influenced by Mercer’s or its affiliates’ relationships with the Company and that such other relationships do not raise any conflict of interest. Mercer’s policies and procedures include the following:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultant has direct access to the Compensation Committee without management intervention;

•	the Compensation Committee has the sole authority to retain and terminate Mercer; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by Mercer each year and determines whether to continue to retain Mercer.

In addition, we engaged ISS Corporate Services (“ICS”) in 2012 and 2013 to assist in our analysis of the relationship between our executive compensation and corporate performance. Neither ICS nor any of its affiliates performs any other services for us and, accordingly, the Compensation Committee has concluded that ICS’s work for us does not raise any conflict of interest.

Peer Group and Benchmarking for 2013

The Compensation Committee engaged in formal benchmarking in 2012 with respect to annual compensation decisions for 2013. The benchmarking used two reference points to assess competitive compensation levels: peer group data and data from broad-based market surveys of companies with revenues less than $600 million and averaging $450 million. Accordingly, with advice from Mercer, the Compensation Committee selected the companies set forth in the table below as our peer group:

Weight Watchers International Inc.	Orbitz Worldwide Inc.	VistaprintNV
USA NA Health Sciences	Digital River Inc.	Quinstreet Inc.
Blue Nile Inc.	Schiff Nutrition International Inc.

Each of these peer group companies has a business orientation that is similar to ours, in that it is either a provider of weight management services, nutrition products or online or direct marketing services. The annual revenues for these peer group companies ranged from 40% to 285% of our annual revenue. Without the inclusion of Weight Watchers, the upper bound of the peer group’s revenue range would have been 150% our annual revenue. However, given the competition between that business and ours, the Compensation Committee concluded that the continued inclusion of Weight Watchers in the peer group was appropriate. The median annual revenue for the peer group was approximately equal to our annual revenue (determined using each company’s most recently completed fiscal year as of the time the peer group was developed).

With respect to annual compensation decisions for 2013, the Compensation Committee continued the approach that TDC for all Named Executive Officers should approximate the 50th percentile of the benchmark data. For benchmarking purposes, the peer group and market survey data were weighted evenly. The resulting data source is referred to in this discussion as “benchmark data.” This benchmark data was used in 2012 and 2013 when we evaluated each compensation component (in particular, with respect to the size and mix of equity awards) and total compensation levels. Additionally, in determining the executives at our peer companies to benchmark against, consistent with prior years, in 2013 the compensation of our new Chief Marketing Officer and our new Chief Financial Officer was benchmarked against the average of the second and third most senior named executive officers’ compensation at the companies within the benchmark data set.

Peer Group and Benchmarking for 2014

For purposes of benchmarking with respect to annual compensation decisions for 2014, the Compensation Committee reviewed the Company’s peer group, which had been used over the past few years and, with Mercer’s guidance made certain changes thereto, to more accurately reflect the companies against which we believe our company should be measured. The benchmarking used two reference points to assess competitive compensation levels: peer group data and data from broad-based market surveys of companies with revenues between $200 and $800 million and averaging $550 million (revenue numbers in the peer group were updated to the most recent fiscal year end occurring prior to October 2013). With advice from Mercer, the Compensation Committee selected the companies set forth in the table below as our revised peer group:

Weight Watchers International Inc.	Orbitz Worldwide Inc.	1-800-FLOWERS.COM
Nature’s Sunshine Products, Inc.	United Online, Inc.	Medifast Inc.
Blue Nile Inc.	Shutterfly, Inc.	Rosetta Stone Inc.

With respect to 2014 compensation, the Compensation Committee reaffirmed the principle that variable pay elements (i.e., PRSUs, stock options and target annual bonuses) should constitute at least 50% of each Named

Executive Officer’s TDC. It was determined in establishing 2014 compensation for our Named Executive Officers that it was more appropriate to benchmark aggregate TDC instead of each element of TDC. It was further decided that although 2014 TDC for our Chief Executive Officer should continue to approximate the 50th percentile of benchmark data, 2014 TDC for our other Named Executive Officers should be between the 50th and 75th percentiles of benchmark data.

In determining the executives at our peer companies to benchmark against, the Compensation Committee determined that for 2014, our Chief Financial Officer’s compensation should be benchmarked against publicly disclosed chief financial officer compensation within our benchmarked data set, instead of benchmarking his compensation against the average of the second and third most senior named against officers of the peer companies. Given the fact that not every company within the benchmark data set discloses the compensation of its most senior marketing professional, in 2014 Mercer has continued to suggest that our Chief Marketing Officer’s compensation be benchmarked against the average of the second and third most senior named executive officers’ compensation within the benchmarked data set. The Compensation Committee has adopted this suggestion with respect to determining her compensation in 2014.

Compensation for New Executive Officers

When hiring our new Chief Marketing Officer and Chief Financial Officer, our Compensation Committee was determined to maintain effective and appropriate compensation that reflects our reformed compensation philosophy and practices and are substantially in line with the agreements entered into with Ms. Zier in November 2012. The design objectives:

•	provide that TDC should approximate the 50th percentile of benchmark data;

•	provide a majority of TDC through variable pay elements;

•	provide that PRSUs should constitute 50% of annual equity awards;

•	do not provide any golden parachute excise tax gross-up; and

•	do not provide any “single trigger” cash severance or equity acceleration rights upon a change in control.

The Compensation Committee was pleased to be able to accomplish all of these objectives for Ms. Krausz, our new Chief Marketing Officer, and Mr. Monahan, our new Chief Financial Officer.

Compensation for New Chief Marketing Officer

The Compensation Committee followed the same principles it applied to Ms. Zier’s compensation arrangements when it established compensation terms for Keira Krausz, our new Chief Marketing Officer.

Under the terms of an employment agreement we entered into with Ms. Krausz in February 2013, she is paid an annual base salary of $300,000 and is eligible to earn a target annual bonus of 70% of her annual base salary. No portion of her annual bonus is guaranteed for any year. The employment agreement provides that she would receive 2013 annual equity awards with a grant date fair value sufficient to cause her 2013 TDC (with salary and bonus annualized) to approximate the 50th percentile of benchmark data and with terms otherwise substantially consistent with the terms of the 2013 annual equity awards we issued to our other executive officers.

Ms. Krausz received a $25,000 signing bonus upon commencement of her employment, which amount was subject to repayment if we had terminated her employment for cause or if she had resigned without good reason before the first anniversary of her start date.

Ms. Krausz also received an inducement equity grant with a grant date fair value of $500,000 (an amount approximately equal to her target annual cash compensation), composed of PRSUs, stock options and restricted stock. This contrasts with her predecessor’s inducement equity award, which had a grant date fair value of $1,000,000 and was composed entirely of restricted stock. The terms of the inducement equity awards made to Ms.  Krausz were substantially the same as the terms of the annual equity awards we made in 2013.

Compensation for New Chief Financial Officer

The Compensation Committee also followed the same principles it applied to Ms. Zier’s and Ms. Krausz’s compensation arrangements when it established the compensation terms for Michael Monahan, our new Chief Financial Officer.

Under the terms of an employment agreement we entered into with Mr. Monahan in April 2013, he is paid an annual base salary of $300,000 and is eligible to earn a target annual bonus of 70% of his annual base salary. No portion of his annual bonus is guaranteed for any year. The employment agreement provides that he would receive 2013 annual equity awards with a grant date fair value sufficient to cause his 2013 TDC (with salary and bonus annualized) to approximate the 50th percentile of benchmark data and with terms otherwise substantially consistent with the terms of the 2013 annual equity awards we issued to our other executive officers.

Mr. Monahan received an inducement equity grant with a grant date fair value of $300,000 (an amount equal to his annual base salary), composed of PRSUs, stock options and restricted stock. The terms of these inducement equity awards were substantially the same as the terms of the annual equity awards we made in 2013.

Compensation Components

The principal elements of our Named Executive Officers’ compensation are base salary, annual cash bonuses, and equity incentive awards. We seek to approximate the 50th percentile of benchmark TDC data for their respective positions. Each of the components is discussed below.

Base Salary.

Named Executive Officers’ initial base salaries are stated in their employment agreements. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the benchmark data or in executive responsibilities. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our Named Executive Officers, other than herself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other Named Executive Officers.

During 2013, no changes were made to the base salaries of any of our Named Executive Officers.

For 2014, the Compensation Committee increased Ms. Zier’s annual base salary from $600,000 to $630,000 and increased the salaries of both Ms. Krausz and Mr. Monahan from $300,000 to $325,000. These salaries approximate the 50th percentile of benchmark data for their respective positions. All such increases were approved at the Compensation Committee’s meeting in February 2014 and were retroactively effective to January 6, 2014.

Performance-Based Cash Bonus for 2013.

Each of our current Named Executive Officers’ employment agreements contains a contractual right to an annual cash bonus opportunity determined as a percentage of his or her base salary. We fulfill our commitment to provide these bonus opportunities to our Named Executive Officers by maintaining an arrangement whereby annual bonuses may be earned based on the attainment of performance goals established in advance.

Each of our currently employed Named Executive Officers was eligible to receive a performance-based cash bonus with respect to 2013. The 2013 threshold, target and maximum cash bonus opportunities for these Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold ($)		Target ($)	Maximum ($)
Dawn M. Zier	250,000	*	500,000	750,000

Keira Krausz	105,000		210,000	315,000

Michael P. Monahan	105,000		210,000	315,000

*	For 2013 only, Ms. Zier has a minimum rather than a threshold bonus amount.

Because of the timing of their departures, no annual bonus opportunities were established for Messrs. Amburgey or Clark.

Fifty percent of the 2013 annual cash bonuses of each of our currently employed Named Executive Officers (and the 2013 annual cash bonuses of other senior executives) was determined based on the Company’s achievement of the following Adjusted EBITDA goals:

Threshold ($)	Target ($)	Maximum ($)
26.5 million	31.5 million	36.5 million

With reference to our financial statements, we have disclosed Adjusted EBITDA in previous filings and define it as net income excluding depreciation, amortization, income tax, interest, non-cash compensation and other items. For 2013 bonus calculation purposes only, Adjusted EBITDA excluded the expenses associated with one-time items related to severance, a legal settlement, legal fees, and the write-down of certain capitalized software costs. These items were reviewed and approved by the Compensation Committee. Our Compensation Committee believes that Adjusted EBITDA represents a clear measure of our operational performance.

Actual Adjusted EBITDA for bonus calculation purposes for the year ended December 31, 2013 can be derived from the net income reported in our financial statements as follows (in thousands):

Year Ended December 31, 2013
Net income	$7,370

Depreciation and amortization	8,896

Income tax expense	3,510

Interest expense, net	89

Non-cash employee compensation, severance and similar one-time charges and other items	13,017

Adjusted EBITDA	$32,882

Thus, actual 2013 Adjusted EBITDA for bonus purposes exceeded target Adjusted EBITDA and the portion of annual cash bonuses attributable to Adjusted EBITDA for bonus purposes was earned at 113.8% of the target level. For 2013, Ms. Zier had a minimum rather than a threshold bonus amount. This minimum bonus amount (equal to 50% of the target amount) was agreed for one year only because the Compensation Committee agreed that 2013 performance may have been influenced by events occurring prior to her commencement of employment. However, because the Company’s actual 2013 Adjusted EBITDA for bonus purposes exceeded this minimum on the portion of her bonus that was earned solely on financial goals, this provision was inapplicable and Ms. Zier’s bonus was based solely on performance.

The remaining 50% of the 2013 annual cash bonus for Ms. Zier, Ms. Krausz and Mr. Monahan was determined based on the Compensation Committee’s subjective determination of non-financial goals and was tied to the Compensation Committee’s subjective determination of each Named Executive Officer’s role in the progress of the Company’s financial turnaround.

The Compensation Committee determined that the Company’s results in fiscal 2013 had exceeded expectations and that each Named Executive Officer’s performance during fiscal 2013 had been essential in delivering such performance. Accordingly, when considering the subjective portion of the annual bonuses, the Compensation Committee considered the dramatic turnaround in the Company’s year-over year financial performance, the significant efforts in improving the Company’s core business, launching the retail business, and improving our innovation pipeline, all of which the Compensation Committee believed was spearheaded by our Named Executive Officers. In reviewing these considerations, the Compensation Committee determined that the Named Executive Officers had far exceeded expectations with respect to a subjective review of their respective performances, as the preset financial goals on the performance-based portion had also exceeded target. Accordingly, the Compensation Committee determined that the annual bonus for each of Ms. Zier, Ms. Krausz and Mr. Monahan, both the formulaic and discretionary portions of the bonus, would be based on the Company’s Adjusted EBITDA for bonus purposes against target. Accordingly, each such Named Executive Officer received a bonus of 113.8% of such executive’s target bonus.

Based on this level of performance, Ms. Zier earned a bonus of $569,000 and both Ms. Krausz and Mr. Monahan earned $238,980 in bonus with respect to fiscal 2013.

In addition to the above performance-based bonuses, during 2013 Ms. Krausz also received a sign-on bonus of $25,000 upon her commencement of employment.

Performance-Based Cash Bonuses for 2014.

For fiscal 2014, the Compensation Committee has determined that annual performance bonuses for each Named Executive Officer would be based 80% on the Company’s achievement of specified Adjusted EBITDA goals and 20% on the Company’s achievement of specified adjusted net revenue goals. The Compensation Committee continues to emphasize Adjusted EBITDA in our annual bonus program because it believes Adjusted EBITDA represents one of the clearest measures of our operational performance. Additionally, under our annual bonus program established by our Compensation Committee, the Compensation Committee believes that continued increases in net revenue are essential to the Company’s future and indicative of our performance during the course of any fiscal year.

Equity Incentives.

Equity incentives have historically represented the largest component of our Named Executive Officers’ compensation, in order to closely align the interests of our Named Executive Officers with the interests of our stockholders. In recent years the Compensation Committee has used a “portfolio approach” to the grant of equity incentives and has therefore issued a combination of stock options, restricted stock and PRSUs to achieve a balance between the retention and incentive effects of these awards. Because of the timing of their departures, no equity incentives were awarded to Mr. Clark or Mr. Amburgey in 2013.

Performance-Based Restricted Stock Units.

For 2013, the Compensation Committee intended PRSUs to constitute 50% of the value of Ms. Zier’s, Ms. Krausz’s and Mr. Monahan’s annual equity awards. The Compensation Committee believes that tying one-half of the annual equity grants to our Named Executive Officers to performance targets is an important part of our emphasis on the linkage between corporate performance and executive compensation.

2013 PRSUs may be earned based on the achievement by the Company of the following goals for cumulative earnings per share (“EPS”), subject to adjustments to remove the impact of the Company’s 2013 severance costs, for the 2-year period ending December 31, 2014:

Threshold	Target	Maximum
$0.42 per share	$0.70 per share	$0.95 per share

The Compensation Committee worked with Mercer to establish these performance goals. These goals also apply to PRSUs granted to other key executives and are therefore intended to ensure alignment of efforts within our management team.

The use of a 2-year performance period for these PRSUs contrasts with the 3-year performance period used in 2012. The Compensation Committee remains committed to maintaining distinct short- and long-term incentive programs. However, given the current turnaround mission of the Company’s management (where the achievement of certain operational goals in a limited period is imperative), the Compensation Committee shortened the performance period for 2013 PRSU awards to 2-years based on the intended turnaround period. It is anticipated that the Company will revert to 3-year performance periods for future performance-based equity awards as early as 2015.

Similarly, the Compensation Committee’s use of EPS as the 2013 PRSU performance goal contrasts with its use of total stockholder return (“TSR”) relative to the Russell 3000 index (“Relative TSR”) as the 2012 PRSU performance goal. While the Compensation Committee believes that Relative TSR is a useful measure of performance under normal circumstances, given the current turnaround mission of management, the Compensation Committee intends for the 2013 PRSUs to focus management’s attention inward on absolute Company performance during the 2-year performance period of these awards. When the Compensation Committee decides to return to a 3 year performance-based vesting period, the Compensation Committee will determine the appropriate metric(s) that would be appropriate for a longer period and may decide to retain the current metric or may in its discretion determine another appropriate performance metric. In selecting EPS as the relevant performance goal, the Company focused again on earnings as a critical measure of operational success, but distinguished the PRSU performance measure from the annual cash bonus performance measure (Adjusted EBITDA). By including interest, taxes, depreciation and amortization in the measure of earnings, the Compensation Committee intends to provide a stronger linkage to longer-term growth in stockholder value. Our 2013 EPS targets were established in consultation with Mercer, our independent compensation consultant.

The performance scale for the 2013 PRSUs is as follows:

Performance Achieved	Payout Due as a Percent of Target Award
Less than 60% of Target	0%
60% of Target	50%
Target	100%
135% of Target or more	150%

Linear interpolation will be used in the event of performance between the listed breakpoints.

For 2014, the Compensation Committee has decided that during the Company’s turnaround period, the PRSU grants to the Named Executive Officers will remain based on EPS performance and will constitute one-half of the targeted value of Ms. Zier’s, Ms. Krausz’s and Mr. Monahan’s annual equity awards. The performance scale described above would continue to be applicable to determine the eventual payout based on the Company’s performance over the applicable period.

Stock Options and Restricted Stock.

The Compensation Committee believes that stock options help to retain and motivate our Named Executive Officers to build stockholder value over the life of the stock option grant because stock options only have value if our stock price appreciates following the grant date. In the view of the Compensation Committee, stock options represent performance-based compensation. The Compensation Committee continues to believe that awarding a limited amount of time-vested restricted stock remains appropriate as a retention tool.

Annual awards of stock options and restricted stock vest in equal installments of 25% on each of the first four anniversaries of the respective grant dates, provided the Named Executive Officer is employed by us on each vesting date. Each stock option grant has a term of seven years, rather than the standard ten years, in order to encourage the more rapid creation of stockholder value.

For 2013, the Compensation Committee intended for PRSUs to constitute one-half of the grant date fair value of Ms. Zier’s, Ms. Krausz’s and Mr. Monahan’s annual equity awards and for the remainder to be divided equally between time-vested stock options and time-vested restricted stock.

In prior years, the vesting of stock option and restricted stock awards were subject to full acceleration upon the occurrence of a change in control. In addition, inconsistent acceleration approaches existed for stock option and restricted stock awards in the event of an involuntary termination, death or disability of the grantee. For 2013 annual awards, the Compensation Committee reformed its approach to vesting acceleration to eliminate single-trigger change in control vesting and to apply the following uniform approach to both stock option and restricted stock awards: (1) if the grantee’s employment ceases due to death, disability, termination without cause or resignation with good reason within one year following a change in control, vesting fully accelerates, and (2) if the grantee’s employment ceases due to death, disability, termination without cause or resignation with good reason in any other case, the vesting of only the next tranche accelerates (in each case, subject to execution of a release).

For 2014, the Compensation Committee has decided that the stock options and restricted stock grants to the Named Executive Officers will remain time-vested and will each constitute 25% of the targeted value of Ms. Zier’s, Ms. Krausz’s and Mr. Monahan’s annual equity awards.

Other Compensatory Matters.

On May 21, 2013, the Company and Ms. Zier entered into an agreement to make certain changes to her previously granted equity arrangements. Ms. Zier’s stock option grant made in November 2012 was corrected to reduce such grant by 40,281 shares, to reflect the annual per participant limit on awards issuable under the Company’s equity incentive plan. To fulfill its contractual commitments to Ms. Zier, the Compensation Committee granted her a replacement stock option with respect to 40,281 shares on May 21, 2013, which replacement award had the same vesting and other material terms as the November 2012 option grant, but which had a strike price equal to the fair market value of the Company’s stock on the grant date ($9.07 per share). Additionally, the Compensation Committee approved the payment to Ms. Zier of a special retention bonus of $70,894 (the difference between the exercise prices of her May 2013 and her November 2012 option grants, multiplied by 40,281) on the second anniversary of her hire date, provided that she remains employed by the Company through that date (and subject to acceleration on the same events and subject to the same conditions as her November 2012 stock option).

Other Benefits.

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. We also provide supplemental long-term disability benefits to our senior executives because caps under our group long-term disability program restrict benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

Employment Agreements

We enter into employment agreements with our Named Executive Officers to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the Named Executive Officer’s base salary and bonus opportunities. In addition, each agreement provides that the Named Executive Officer is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated. These severance arrangements mitigate some of the risk that exists for executive officers working at a smaller company like Nutrisystem. These arrangements are intended to attract and retain qualified executives who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky. These severance arrangements also serve as consideration for the post-termination non-competition and non-solicitation covenants we require from each of our Named Executive Officers.

Each employment agreement generally specifies the executive’s starting salary, target annual bonus opportunity, inducement awards (if any) and customary indemnification rights. The agreements also generally provide for certain payments and/or benefits if the executive’s employment ceases due to a termination by us without cause, by the executive with good reason or due to the executive’s death or disability. The rights are described in detail below for each of our currently employed Named Executive Officers under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Each employment agreement or other agreement entered into concurrently with the employment agreement generally also includes customary restrictive covenants. In the cases of Ms. Krausz and Mr. Monahan, each is subject to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant. In Ms. Zier’s case, she is subject to two-year post-termination non-competition and non-solicitation covenants.

In addition to these items, Ms. Zier’s employment agreement provides that she will serve as a member of the Board during her tenure as Chief Executive Officer and that, during the first two years of Ms. Zier’s tenure, she will receive a temporary housing and transportation allowance of $4,167 per month.

Terminated Named Executive Officers.

As noted above, Messrs. Clark and Amburgey each ceased employment with us during 2013. Each is bound by customary post-termination non-competition covenants (for two years in the case of Mr. Clark and one year in the case of Mr. Amburgey). In connection with his cessation of employment, Mr. Amburgey became entitled to the payments and benefits described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.” Mr. Clark was not entitled to receive any additional payments or benefits from us as a result of his cessation of employment.

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our executive officers and our non-employee directors if those sales would cause such individual’s stock holdings to fall below a certain threshold. For our non-employee directors the threshold is three times the annual base cash retainer for our non-employee directors, which would currently equal $105,000. The threshold, based on the current 2014 base salary compensation for each of our current Named Executive Officers, is indicated in the table below:

Name	Threshold	Threshold ($)	Fair Market Value of Holdings as of March 17, 2014 ($)
Chief Executive Officer	5 x base salary	3,150,000	1,269,972
Chief Marketing Officer	2 x base salary	650,000	241,094
Chief Financial Officer	2 x base salary	650,000	—

For purposes of these guidelines, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled restricted stock units. These guidelines do not restrict the sale or withholding of shares in connection with the cashless exercise of options or the satisfaction of tax obligations arising in connection with the vesting or settlement of equity awards. Our Board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare. We further revised these guidelines in 2013 to provide that any pledged Company securities held by our executive officers and directors shall not be considered “owned” shares of Company stock for purposes of these guidelines.

These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our board also adopted an anti-hedging policy that provides that our directors and executive officers may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Clawback Policy

Pursuant to a clawback policy adopted in 2012, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation, whether cash-or equity-based, paid or credited to a person covered by the policy for the restated period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation exceeds the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Role of Management

The Compensation Committee depends on our Chief Executive Officer to evaluate the day to day performance of other executive officers and seeks her input with respect to their compensation. On occasion, the Compensation Committee also solicits input from our Chief Financial Officer and our General Counsel regarding the financial accounting and regulatory considerations associated with proposed compensation arrangements or proposed changes to existing compensation arrangements. As part of this process, management may make specific recommendations to the Compensation Committee and the Compensation Committee carefully considers such recommendations. However, in each case, final determinations are made by the Compensation Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is exempt from the $1,000,000 deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our PRSUs and our stock option awards are intended to qualify for exemption from the deductibility limit of Section 162(m).

However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•

Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance. In addition, cash and equity incentives each have distinct goals, which further diversifies risk.

•	All of our time-vested stock option and restricted stock grants vest over a multi-year period, which encourages grantees to take a long-term view.

•

We have implemented policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback policy. The stock ownership guidelines that we adopted in 2012 in particular prohibit each of our executive officers from selling our stock if those sales would cause the officer’s stock holdings to fall below specified thresholds, which is intended to further encourage an appropriate long-term focus and to discourage excessively risky decision making. We further revised these guidelines in 2013 to provide that any pledged Company securities held by our executive officers and directors shall not be considered “owned” shares of Company stock for purposes of these guidelines.

Compensation Committee Report

Our Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Brian P. Tierney, Chairman

Robert F. Bernstock

Stephen T. Zarrilli

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2011, 2012 and 2013 by our Named Executive Officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dawn M. Zier, Chief Executive Officer	2013	600,000		284,500	(2)	638,000	(3)	272,817		284,500	67,927	(4)	2,147,744
	2012	62,308		500,000		1,100,000		245,081	(5)	—	6,088		1,913,477

Keira Krausz, Chief Marketing Officer	2013	259,616	(6)	144,490	(7)	630,000	(3)	210,000		119,490	204	(8)	1,363,800

Michael P. Monahan, Chief Financial Officer	2013	176,539	(9)	119,490	(10)	480,000	(3)	160,000		119,490	7,097	(11)	1,062,616

David D. Clark,	2013	85,200		—		—		—		—	5,462	(12)	90,662
former Chief Financial Officer	2012	311,601		—		280,797		93,442		—	20,679		706,519
	2011	299,851		—		160,381		112,500		—	14,546		587,278

Michael R. Amburgey,	2013	61,154		—		—		—		—	355,737	(13)	416,891
former Chief Marketing Officer	2012	300,000		—		270,012		89,858		—	13,937		673,807
	2011	57,692		60,000		1,000,000		—		—	4,349		1,122,041

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2014.
(2)	Amount represents a bonus that was paid pursuant to the Compensation Committee’s subjective determination component of Ms. Zier’s 2013 cash bonus opportunity based upon Ms. Zier’s performance in fiscal 2013.
(3)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2013 include the grant date fair value of PRSUs granted during 2013. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the grant date fair value of the 2013 PRSUs based on the expected and maximum performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)	Actual Realizable Value at Grant Date ($)
Dawn M. Zier	425,000	637,500	0
Keira Krausz	295,000	442,500	0
Michael P. Monahan	245,000	367,500	0

(4)	Amount represents the Company’s payment of temporary housing expenses of $50,004, the Company’s matching contributions under the 401(k) plan of $10,200 and the Company’s payment of premiums for supplemental long-term disability coverage of $7,723.
(5)	Amount has been reduced from $300,000 as reflected in last year’s proxy to $245,081 (a reduction of $54,919) as 40,281 shares in Ms. Zier’s November 2012 option grant were voided as further described above under “Other Compensatory Matters.”
(6)	Ms. Krausz joined the Company and became our Chief Marketing Officer in February 2013. Amount represents the salary she actually earned for such partial year.
(7)	Amount represents (a) $119,490 that was paid pursuant to the Compensation Committee’s subjective determination component of Ms. Krausz’s 2013 cash bonus opportunity based upon Ms. Krausz’s performance in fiscal 2013 and (b) $25,000 for a signing bonus, which Ms. Krausz received pursuant to her employment agreement. The signing bonus was subject to repayment if her employment with the Company had ceased before the first anniversary of her employment commencement.

(8)	Amount represents the Company’s payment of premiums for supplemental long-term disability coverage.
(9)	Mr. Monahan joined the Company and became our Chief Financial Officer in May 2013. Amount represents the salary he actually earned for such partial year.
(10)	Amount represents a bonus that was paid pursuant to the Compensation Committee’s subjective determination component of Mr. Monahan’s 2013 cash bonus opportunity based upon Mr. Monahan’s performance in fiscal 2013.
(11)	Amount represents the Company’s matching contributions under the 401(k) plan of $6,923 and the Company’s payment of premiums for supplemental long-term disability coverage of $174.
(12)	Amount represents the Company’s matching contributions under the 401(k) plan of $3,408 and the Company’s payment of premiums for supplemental long-term disability coverage of $2,054.
(13)	Amount represents the payment of cash severance to Mr. Amburgey in 2013 of $352,313, the Company’s matching contributions under the 401(k) plan of $2,262 and the Company’s payment of premiums for supplemental long-term disability coverage of $1,162.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dawn M. Zier		125,000	250,000	375,000	—	—	—	—	—		—	—
	3/21/13	—	—	—	—	—	—	—	136,600	(5)	8.52	213,000
	3/21/13	—	—	—	—	—	—	25,000	—		—	213,000
	3/21/13	—	—	—	24,942	49,883	74,825	—	—		—	425,000
	5/21/13	—	—	—	—	—	—	—	40,281	(6)	9.07	59,817

Keira Krausz		52,500	105,000	157,500	—	—	—	—	—		—	—
	2/11/13	—	—	—	—	—	—	—	71,934	(5)	8.38	125,000
	2/11/13	—	—	—	—	—	—	29,833	—		—	250,000
	3/21/13	—	—	—	—	—	—		54,512	(5)	8.52	85,000
	3/21/13	—	—	—	—	—	—	9,977	—		—	85,000
	3/21/13	—	—	—	17,312	34,624	51,936	—	—		—	295,000

Michael P. Monahan		52,500	105,000	157,500	—	—	—	—	—		—	—
	5/22/13	—	—	—	—	—	—	—	98,948	(5)	8.88	160,000
	5/22/13	—	—	—	—	—	—	26,464	—		—	235,000
	5/22/13	—	—	—	13,795	27,590	41,385	—	—		—	245,000

(1)	Amounts represent the formulaic portion of the annual cash bonus opportunities provided to Named Executive Officers in 2013, which represents 50% of the total annual bonus, each such Named Executive Officer was eligible to receive in fiscal 2013 (the other 50% was determined pursuant to subjective measurements utilized by the Compensation Committee). The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Cash Bonus for 2013.” These bonuses were ultimately earned at 113.8% of target.
(2)	Amounts represent PRSUs granted to Named Executive Officers during the 2013 fiscal year. The criteria used to determine the number of PRSUs earned by each Named Executive Officer is described above under “Performance-Based Restricted Stock Units”.
(3)	These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.
(4)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718.
(5)	These option awards vest in four equal tranches on the first four anniversaries of the date of grant.
(6)	This option award was issued to Ms. Zier to fulfill the Company’s obligation to her under her employment agreement. As described above under “Other Compensatory Matters”, 40,281 shares in Ms. Zier’s November 2012 option grant were voided.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2013:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (1)
Dawn M. Zier	55,009	(2)	301,629	(2)		(2)		(2)	79,720	(3)	1,310,597	135,629	(4)	2,229,741
Keira Krausz	—		126,446			(5)		(5)	39,810	(6)	654,476	51,937	(7)	853,844
Michael P. Monahan	—		98,948		8.88		5/22/20		26,464	(8)	435,068	41,385	(7)	680,369
David D. Clark (9)	—		—		—		—		—		—	—		—
Michael R. Amburgey (9)	—		—		—		—		—		—	4,602	(10)	75,657

(1)	The market value is based on the closing stock price of $16.44 on the last day of trading in 2013.
(2)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
11/15/12	44,939	134,818	7.31	11/15/19
3/21/13	—	136,600	8.52	3/21/20
5/21/13	10,070	30,211	9.07	11/15/19

These option awards generally vest in four equal tranches on the first four anniversaries of the date of grant; however, the May 21, 2013 award vests in four equal tranches on each November 15th following the date of grant.

(3)	Time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
27,360	5/15/14
27,360	11/15/14
6,250	3/21/14
6,250	3/21/15
6,250	3/21/16
6,250	3/21/17

(4)	The amount in the PRSU column includes (i) 60,804 PRSUs that may be earned based on relative TSR performance for the three-year period ending December 31, 2015 and that will vest on that date, to the extent earned and (ii) 74,825 PRSUs that may be earned based on EPS performance for the two-year period ending December 31, 2014 and that will vest on that date, to the extent earned. Amount shown assumes performance at maximum level with respect to both awards, in accordance with SEC rules and equals (i) $999,618 for the TSR Award and (ii) $1,230,123 for the EPS Award.

(5)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
2/11/13	—	71,934	8.38	2/11/20
3/21/13	—	54,512	8.52	3/21/20

The options become exercisable in four equal tranches on the first four anniversaries of the applicable date of grant.

(6)	Time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
7,458	2/11/14
7,458	2/11/15
7,458	2/11/16
7,459	2/11/17
2,494	3/21/14
2,494	3/21/15
2,494	3/21/16
2,495	3/21/17

(7)	PRSUs that may be earned based on EPS performance for the two-year period ending December 31, 2014 and that will vest on that date, to the extent earned. Amount shown assumes performance at maximum level, in accordance with SEC rules.
(8)	Time-vested restricted stock awards that vest in four equal tranches on the first four anniversaries of May 22, 2013 (the date of grant).
(9)	As noted previously, both Messrs. Amburgey and Clark ceased to be employed by us after December 31, 2012.
(10)	A pro-rata portion of Mr. Amburgey’s 2012 PRSU award remains outstanding and may still be earned based on future performance. The number of units has been updated based on performance through December 31, 2013. For a more detailed description of the payments and benefits received by Mr. Amburgey in connection with his cessation of employment, see below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers for the fiscal year ended December 31, 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dawn M. Zier	54,719	763,335
Keira Krausz	—	—
Michael P. Monahan	—	—
David D. Clark	14,583	122,964
Michael R. Amburgey	21,534	180,886

(1)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

There were no option exercises by the Named Executive Officers for the fiscal year ended December 31, 2013.

Payments and Potential Payments Upon Termination or Change in Control

Ms. Zier, Ms. Krausz and Mr. Monahan each have agreements with us that provide for payments and benefits in connection with a cessation of employment with us under certain circumstances, as described in more detail below. Similarly, each of Messrs. Clark and Amburgey had agreements with us that provided for certain severance rights. As noted above, the employment of Messrs. Clark and Amburgey ceased on April 1, 2013 and March 6, 2013, respectively.

Dawn M. Zier

If Ms. Zier’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (iv) her 2013 minimum annual bonus, to the extent not already paid, (v) waiver of the repayment obligation associated with her replacement cash award, (vi) full accelerated vesting of her replacement restricted stock award and her inducement stock option award, (vii) accelerated vesting of the next tranche of her annual restricted stock awards and her annual stock option awards, (viii) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, and (viii) payment for 12 months of outplacement services, up to a maximum cost of $50,000.

If Ms. Zier’s employment ceases due to her death or disability, she is entitled to: (i) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (ii) her 2013 minimum annual bonus, to the extent not already paid, (iii) waiver of the repayment obligation associated with her replacement cash award, (iv) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, (v) vesting of the next installment of her replacement restricted stock award, and (vi) full vesting of her inducement stock option award.

The payments described above in connection with a termination without cause, resignation for good reason and disability are all conditioned on Ms. Zier’s execution of a general release of claims against us.

In the event of a change of control, her replacement restricted stock award will become fully vested and the repayment obligation associated with her replacement cash award will be waived.

Under the terms of our standard annual stock option and restricted stock awards, if Ms. Zier’s employment is terminated by us without cause, by her for good reason, or due to her death or disability, any such award held by her will become vested with respect to the next otherwise unvested tranche. However, if such termination occurs within 12 months following a change in control, then in lieu of the treatment described in the preceding sentence, the vesting of any such award will accelerate in full.

Under the terms of our standard annual PRSU awards, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the performance period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the performance period actually worked by her and assuming target performance.

The following table summarizes information regarding potential payments upon a hypothetical termination or a change of control as of December 31, 2013 for Ms. Zier:

Event	Cash Severance ($) (1)	2013 Minimum Bonus ($)	Waiver of Repayment Obligation for Replacement Cash Award ($)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	1,200,000	250,000	500,000	3,674,634	(3)	67,923	5,692,557
Termination due to death or disability	—	250,000	500,000	2,851,617	(4)	—	3,601,617
Termination without cause, for good reason or due to death or disability, within 12 months following a Change in Control	1,200,000	250,000	500,000	4,478,196	(5)	67,923	6,496,119
Change of control without termination	—	—	500,000	899,597	(6)	—	1,399,597

(1)	Payable in periodic installments over two years.
(2)	Estimated cost of $17,923 to continue group health benefits for 18 months plus 12 months of outplacement assistance, calculated based on the maximum of $50,000 to which Ms. Zier is entitled under her agreement.
(3)	Ms. Zier’s 60,970 unvested restricted shares that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of her inducement stock option award and one year of acceleration on her 2013 annual stock option award of 34,150 shares. Ms. Zier is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 57,681 PRSUs would be eligible to be delivered to Ms. Zier at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2013.
(4)	Ms. Zier’s 27,360 restricted shares (one year of acceleration on her replacement restricted stock award) that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of her inducement stock option award. Ms. Zier is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 57,681 PRSUs would be eligible to be delivered to Ms. Zier at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2013.
(5)	Ms. Zier’s 79,720 unvested restricted shares that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of her inducement stock option award and her 2013 annual stock option award. Ms. Zier would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, the PRSUs would be delivered at target regardless of the outcome of the performance goals. Accordingly, 38,454 PRSUs would be delivered to Ms. Zier upon such termination.
(6)	Ms. Zier’s 54,720 unvested shares remaining in her replacement restricted stock award that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013.

Keira Krausz

If Ms. Krausz’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination,

(iv) waiver of the repayment obligation associated with her signing bonus, and (v) if such termination occurs after the second anniversary of her hire, we will vest the remainder of her inducement stock option and restricted stock awards.

The treatment of our standard annual stock option, restricted stock and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Ms. Krausz.

The payments and benefits described above are all conditioned on Ms. Krausz’s execution of a general release of claims against us.

The following table summarizes information regarding potential payments upon a hypothetical termination or a change of control as of December 31, 2013 for Ms. Krausz:

Event	Cash Severance ($) (1)	Waiver of Repayment Obligation for Signing Bonus ($)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	300,000	25,000	795,430	(3)	11,949	1,132,379
Termination due to death or disability	—	—	795,430	(3)	—	795,430
Termination without cause, for good reason or due to death or disability, within 12 months following a Change in Control	300,000	25,000	1,918,632	(4)	11,949	2,255,581

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $11,949 to continue group health benefits for 12 months.
(3)	Ms. Krausz’s 9,952 restricted shares (one year of acceleration on her restricted stock awards) that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 31,611 shares. Ms. Krausz is entitled to retain a pro-rata portion of her PRSU grant based on the portion of the performance period worked by her. Accordingly, 23,050 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2013.
(4)	Ms. Krausz’s 39,810 unvested restricted shares that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of her stock option awards. Ms. Krausz would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, the PRSUs would be delivered at target regardless of the outcome of the performance goals. Accordingly, 15,367 PRSUs would be delivered to Ms. Krausz upon such termination.

Michael P. Monahan

If Mr. Monahan’s employment is terminated by us without cause or by him for good reason, he is entitled to: (i) continuation of his base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) if such termination occurs after the second anniversary of his hire, we will vest the remainder of his inducement stock option and restricted stock awards.

The treatment of our standard annual stock option, restricted stock and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Mr. Monahan.

The payments and benefits described above are all conditioned on Mr. Monahan’s execution of a general release of claims against us.

The following table summarizes information regarding potential payments upon a hypothetical termination or a change of control as of December 31, 2013 for Mr. Monahan:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	300,000	504,551	(3)	11,615	816,166
Termination due to death or disability	—	504,551	(3)	—	504,551
Termination without cause, for good reason or due to death or disability, within 12 months following a Change in Control	300,000	1,322,296	(4)	11,615	1,633,911

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $11,615 to continue group health benefits for 12 months.
(3)	Mr. Monahan’s 6,616 restricted shares (one year of acceleration on his restricted stock awards) that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 24,737 shares. Mr. Monahan is entitled to retain a pro-rata portion of his PRSU grant based on the portion of the performance period worked by him. Accordingly, 12,699 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2013.
(4)	Mr. Monahan’s 26,464 unvested restricted shares that would accelerate upon such event are valued using the closing stock price of $16.44 on December 31, 2013. Amounts also include the “in the money” value of his stock option awards. Mr. Monahan would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by him, the PRSUs would be delivered at target regardless of the outcome of the performance goals. Accordingly, 8,466 PRSUs would be delivered to Mr. Monahan upon such termination.

Michael R. Amburgey

Mr. Amburgey’s employment with us ceased on March 6, 2013. In connection with the termination of his employment, we entered into a customary separation and release agreement with Mr. Amburgey, under which we confirmed the payments and benefits he was due under his employment and equity incentive award agreements. In exchange for these payments and benefits, he agreed to release any claims he may have had against us and our affiliates.

As a result of his termination, Mr. Amburgey was due (i) a lump sum cash severance payment equal to the sum of (a) his base salary then in effect, (b) a pro-rated amount of his annual bonus (calculated as 75% of his base salary) and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, (ii) continued group health coverage for 12 months, (iii) vesting of the next installment of his 2011 and 2012 restricted stock awards, and (iv) full vesting of his March 30, 2012 stock option award. In addition, a pro-rata portion of Mr. Amburgey’s 2012 PRSU award remains outstanding and may still be earned based on actual corporate performance through December 31, 2014.

The following table summarizes the payments and benefits actually provided to Mr. Amburgey as a result of his termination:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($) (2)	Benefit Continuation ($) (3)	Total ($)
Termination without cause	352,313	256,543	15,702	624,558

(1)	Lump sum payments representing (i) Mr. Amburgey’s base salary on the date of his termination of employment ($300,000), (ii) a pro-rata portion of his maximum 2012 annual bonus opportunity ($40,068), and (iii) the cost of 12 months’ of his group life and AD&D insurance coverage ($12,245).

(2)	Represents the value of 21,534 otherwise unvested restricted shares that vested as a result of Mr. Amburgey’s termination based on a closing price of $8.40 on March 6, 2013 (the date of his termination), or $180,886. The amount does not include any amount attributable to Mr. Amburgey’s 2012 stock option award, because that option was “out of the money” at the time of his termination. In addition, a pro-rata portion of Mr. Amburgey’s 2012 PRSU award remains outstanding and may still be earned based on future performance. Based on performance through December 31, 2013, 4,602 of these shares would have been earned, accordingly using the closing stock price of $16.44 on December 31, 2013, $75,657 in value on the PRSUs has been included in the above table.
(3)	This amount reflects the estimated cost to continue group health benefits for 12 months.

David D. Clark

Mr. Clark resigned from employment with us, effective on April 1, 2013. Mr. Clark was not entitled to receive any additional payments or benefits from us as a result of his cessation of employment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2013, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2013 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting at December 31, 2013. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. KPMG LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for 2013 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Stephen T. Zarrilli, Chairman

Jay Herratti

Andrea M. Weiss

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS – DECEMBER 31, 2013

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	1,025,761	(1)	8.91	(2)	1,999,386
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of 794,409 shares of our common stock issuable upon the exercise of outstanding stock options and 231,352 shares of our common stock subject to outstanding restricted stock unit awards under our equity incentive plans.
(2)	Excludes 231,352 shares of our common stock subject to outstanding restricted stock unit awards which do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 17, 2014, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Outstanding Common Stock
Rima Senvest 110 East 55th Street Suite 1600 New York, NY 10022	2,896,654	(2)	10.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,583,940	(3)	9.0%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,001,800	(4)	7.0%

The Clinton Group 601 Lexington Avenue 51st Floor New York, NY 10022	1,838,136	(5)	6.4%

The following table shows as of March 17, 2014, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and current executive officers, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1) (6)		Shares Acquirable Within 60 Days (7)	Percent of Outstanding Common Stock
Michael R. Amburgey	86,808	(8)	—	*
Robert F. Bernstock	31,774		—	*
David D. Clark	97,374	(8)	—	*
Paul Guyardo	22,781		—	*
Michael J. Hagan	22,143		—	*
Jay Herratti	20,653		—	*
Keira Krausz	68,786		13,628	*
Michael P. Monahan	26,464		—	*
Brian P. Tierney	69,203	(9)	—	*
Andrea M. Weiss	19,425		—	*
Stephen T. Zarrilli	16,309		—	*
Dawn M. Zier	204,169		34,150	*
All directors, nominees for directors and current executive officers, as a group (10 persons)	501,707		47,778	1.7%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 17, 2014, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 7, 2014. Consists of: (a) 2,896,654 shares of common stock beneficially owned by Rima Senvest Management, LLC, (b) 2,896,654 shares of common stock beneficially owned by Richard Mashaal and (c) 2,023,771 shares of common stock beneficially owned by Senvest Master Fund, L.P.
(3)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on January 30, 2014.
(4)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2014. Consists of: (a) 2,001,800 shares of common stock beneficially owned by Renaissance Technologies LLC, and (b) 2,001,800 shares of common stock beneficially owned by Renaissance Technologies Holdings Corporation.
(5)	This information is provided in reliance upon information included in a Schedule 13D/A filed with the SEC on February 18, 2014. Consists of: (a) 514,417 shares of common stock beneficially owned by Clinton Spotlight Master Fund, L.P., (b) 583,212 shares of common stock beneficially owned by Clinton Magnolia Master Fund, Ltd., (c) 561,213 shares of common stock beneficially owned by Clinton Relational Opportunity Master Fund, L.P., (d) 561,213 shares of common stock beneficially owned by Clinton Relational Opportunity, LLC, (e) 1,838,136 shares of common stock beneficially owned by Clinton Group, Inc. and (f) 1,838,136 shares of common stock beneficially owned George E. Hall.
(6)	Information supplied by officers and directors.
(7)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 17, 2014, or within 60 days thereafter under our stock option plans.
(8)	This information is based upon the latest available information in our records.
(9)	The shares set forth as beneficially owned by Mr. Tierney include 2,147 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2013. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2013 and 2012 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2013, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2013 were $445,000.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2012, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2012 were $423,000.

Audit-Related Fees

There were no audit-related fees in 2013 or 2012.

Tax Fees

There were no fees for tax services, including tax consulting, in 2013 or 2012.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2013 or 2012.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2013, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2013 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, executive officers and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee charter, and in accordance with NASDAQ Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dawn M. Zier and Ralph J. Mauro, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ntri on Tuesday, May 13, 2014 at 10:00 a.m. (ET) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Brian P. Tierney, Andrea M. Weiss, Stephen T. Zarrilli and Dawn M. Zier.

2.	RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the United States Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “FOR” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2014
Date

Signature

Signature